Exhibit 10.4

SECOND AMENDMENT TO
TECHNOLOGY DEVELOPMENT AND OPTION AGREEMENT
AND AGREEMENT OF EXERCISE

This SECOND AMENDMENT TO TECHNOLOGY DEVELOPMENT AND OPTION AGREEMENT AND AGREEMENT OF EXERCISE (this “Amendment”) is entered into as of September 30, 2008, between SGPF, LLC, a Kentucky limited liability company (“SGPF”) and MEDPRO SAFETY PRODUCTS, INC, a Kentucky limited liability company (“MedPro”).

RECITALS:

A.           MedPro and SGPF are parties to that certain TECHNOLOGY DEVELOPMENT AND OPTION AGREEMENT dated effective August 24, 2007, which was amended by that certain Amendment to Technology Development and Option Agreement dated as of August 18, 2008 (collectively, the “Agreement”).  Capitalized terms not otherwise defined herein shall have the meanings assigned them in the Agreement.

B.           MedPro’s exercise of its option described under Section 3.1 of the Agreement is conditioned upon the parties’ further amending the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises hereby made, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Exercise of Option.  MedPro’s exercise of the option granted to it pursuant to Section 3.1 of the Agreement, is subject to the Amendment of the Agreement by the terms and conditions set forth below.

2.           Amendments.  The Agreement is hereby amended as follows:

(a)           Section 3.2(i) is hereby replaced and amended in its entirety as follows:

(i)  “MedPro shall pay to SGPF the Exercise Price in the form and according to the schedule set forth below:

(a)           the sum of Three Million Three Hundred and Forty Five Thousand Dollars ($3,345,000.00), payable as of the date of exercise, and SGPF acknowledges receipt of said sum;

(b)           [PREVIOUSLY DELETED];

(c)           the sum of One Million Two Hundred and Fifty Thousand Dollars ($1,250,000.00) in common stock of MedPro (or any other shares into which MedPro common stock may be converted) based on a value of $1.81 per share of the MedPro common stock, payable at the earlier to occur of:

(1)           Within thirty (30) days of realizing by MedPro, on a cumulative basis, Five Million Dollars ($5,000,000.00) of gross sales revenue from the Blunt Product, or

(2)           A ‘Change of Control’ of MedPro, which shall mean any event or set of circumstances, except voluntary resignation, whereby Wm. Craig Turner and Vision, collectively, no longer have possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of MedPro.”

3.           Development of the Blunt Technology.  Until the full and complete payment of the consideration under Section 3.2(i)(c) has been made, MedPro shall use commercially reasonable efforts to develop the Blunt Technology with the objective of fully commercializing the Blunt Technology as quickly as possible consistent with the provisions of Section 2.1(i) of the Agreement.

4.           Conflicting Language. To the extent that any language contained in the Agreement conflicts with any language contained in this Amendment, the language contained in this Amendment shall control.

5.           Full Force and Effect.  Except as expressly amended by this Amendment, the Agreement remains unchanged and in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first set forth above.

SGPF:	SGPF, LLC

	By:	/s/ W. Craig Turner
Title: Managing Partner

MEDPRO:	MEDPRO SAFETY PRODUCTS, INC

	By:	/s/ Walter W. Weller
Title: President and C.O.O.

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